Exhibit 10.1
ARCUS BIOSCIENCES, INC.
AMENDED COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS
EFFECTIVE AS OF JUNE 10, 2025
A.Cash Compensation
Annual cash retainers each paid quarterly, in arrears, as follows:

1	Retainer for each non-employee member of the Board:	$50,000
2	Additional retainer for Lead Independent Director:	$30,000
3	Additional retainer for Chair of Audit Committee:	$20,000
4	Additional retainer for Chair of Compensation Committee:	$15,000
5	Additional retainer for Chair of Nominating and Corporate Governance Committee:	$15,000
6	Additional retainer for Chair of Science Committee:	$15,000
7	Additional retainer for non-Chair members of Audit Committee:	$10,000
8	Additional retainer for non-Chair members of Compensation Committee:	$7,500
9	Additional retainer for non-Chair member of Nominating and Corporate Governance Committee:	$7,500
10	Additional retainer for non-Chair member of Science Committee:	$7,500
B.Equity Compensation
1.Initial equity award. An initial equity award having a grant date fair value of approximately $750,000 will be granted under the Company’s 2018 Equity Incentive Plan (the “Plan”) automatically without any further action on the part of the Board or the Compensation Committee on the date the person becomes a director of the Company. The initial equity award will be split between stock options and restricted stock units (RSUs), with approximately 2/3 of the value delivered through stock options and the remaining 1/3 through RSUs. The option shall have an exercise price equal to the Fair Market Value (as defined in the Plan) on the date of grant and shall vest and become exercisable in equal monthly installments over 36 months of continuous service provided by such member of the Board of Directors. The RSUs are subject to a three-year vesting schedule with one-third of the shares subject to the RSU vesting each year, subject to the director’s continuous service. The equity awards will become fully vested and exercisable in the event that the Company is subject to a change in control.
2.Annual equity award. An annual equity award having a grant date fair value of approximately $400,000 will be granted under the Plan automatically without any further action on the part of the Board or the Compensation Committee on the date of the Company’s annual meeting of stockholders. The annual equity award will be split between stock options and RSUs, with approximately 2/3 of the value delivered through stock options and the remaining 1/3 through RSUs. The option shall have an exercise price equal to the Fair Market Value (as defined in the Plan). Subject to the director’s continuous service on the Board of Directors, the annual equity awards will vest and become exercisable in full on the earlier of (x) the date that is 12 months following the date of grant or (y) the date of the next annual stockholder meeting following the grant. The annual equity awards will become fully vested and exercisable in the event that the Company is subject to a change in control. The foregoing notwithstanding, a new director who has received an initial equity award will not in the same calendar year receive an annual equity award.

3.“Change in Control” shall mean (i) a sale, conveyance or other disposition of all or substantially all of the assets, property or business of the Company, except where such sale, conveyance or other disposition is to a wholly owned subsidiary of the Company, (ii) a merger or consolidation of the Company with or into another corporation, entity or person, other than any such transaction in which the holders of voting capital stock of the Company outstanding immediately prior to the transaction continue to hold a majority of the voting capital stock of the Company (or the surviving or acquiring entity) outstanding immediately after the transaction (taking into account only stock of the Company held by such stockholders immediately prior to the transaction and stock issued on account of such stock in the transaction), or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company; provided, however, that a Change in Control shall not include any transaction or series of related transactions (1) principally for bona fide equity financing purposes or (2) effected exclusively for the purpose of changing the domicile of the Company. A series of related transactions shall be deemed to constitute a single transaction for purposes of determining whether a Change in Control has occurred. In addition, if a Change in Control constitutes a payment event with respect to any amount that is subject to U.S. Internal Revenue Code Section 409A, then the transaction must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by such U.S. Internal Revenue Code Section 409A.
C.Expenses
The reasonable expenses incurred by directors in connection with attendance at Board or committee meetings will be reimbursed upon submission of appropriate substantiation.